Exhibit 99.1

        FOOTHILLS RESOURCES, INC. ANNOUNCES REVIEW OF TRADING ACTIVITY IN
                                ITS COMMON STOCK

Bakersfield, California, February 20, 2007 - Foothills Resources, Inc (OTCBB:
FTRS) today announced that it has commenced a review into possible unauthorized trading in the Company's common stock in accounts controlled by Louis Zehil, a former partner at McGuireWoods LLP, legal counsel to the Company in connection with a private offering of securities in April 2006.

The offering involved the sale of an aggregate of 17,142,857 units consisting of one share of our common stock and a warrant to acquire three-quarters of a share of common stock. Strong Branch Ventures IV LLC purchased 1,000,000 units in the offering and, giving effect to the subsequent exercise of the warrants, acquired an aggregate of 1,750,000 shares of our common stock. The offering was exempt from registration under the Securities Act of 1933, as amended, and the shares were issued subject to contractual restrictions that required the share certificates to be issued with restrictive legends and prohibited the sale of the shares in the public market except in compliance with the registration requirements of federal and applicable state securities laws. At January 30, 2007, the Company had outstanding approximately 60.4 million shares of common stock.

McGuireWoods recently informed us that Strong Branch Ventures IV LLC is an entity that is controlled by or related to Louis Zehil, a former partner at McGuireWoods that worked on our account. They also told us that the certificates evidencing the 1,750,000 shares issued to Strong Branch Ventures IV LLC were issued without restrictive legends and our understanding is that the shares have been sold in the public market without complying with federal and applicable state securities laws.

The Company has commenced a review into this matter and any findings material to the Company will be reported when the review is complete. The Company has engaged Akin Gump Strauss Hauer & Feld to assist it in this matter. Because this review is in its early stages, the information available to us may not be complete and our review may uncover additional information.

If the actions described above took place, they took place without the knowledge or authorization of the Company in violation of agreements entered into at the time of the original issuance of the shares and contrary to our understanding that McGuireWoods had taken the necessary actions to assure that such restrictions were in place.

ABOUT FOOTHILLS RESOURCES, INC.

Foothills Resources, Inc. is a growth oriented independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas opportunities. Its present business activities commenced in April 2006, following the concurrent completion of a merger transaction and a private placement financing.

Our business strategy is to identify and exploit low-to-moderate risk resources in and adjacent to existing or indicated producing areas that can be quickly developed and put on production, including the acquisition of producing properties with exploitation and exploration potential in

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these areas. We will also take advantage of our expertise to develop exploratory projects in focus areas and to participate with other companies in those areas to explore for oil and natural gas using state-of-the-art 3D seismic technology. Our management will use its extensive domestic and international oil and gas experience and our relationship with the well known energy consulting group
Moyes and Co., Inc. (http://www.moyesco.com) to establish and grow the Company.

Additional information on Foothills Resources is available at http://www.foothills-resources.com.

For more information contact:

Bruce Nurse, Investor Relations

info@foothills-resources.com

1-888-662-FTRS(3877)